EXCLUSIVE LICENSING AGREEMENT

         This Exclusive Licensing Agreement ("Agreement") is entered into as of April 1, 1998 by and between Jaysport International, Inc., a California
Corporation having its principal office at 24007 Venture Blvd., Suite 225, Calabasas, California ("Jaysport") and California Pro Sports, Inc., a Delaware Corporation having its principal office at 8102 White Horse Road, Greenville, South Carolina ("Cal Pro").


                                    RECITALS

A. On July 28, 1994, Cal Pro entered into a license agreement ("License Agreement") with Front 500 Corporation, an Ontario, Canada Corporation ("Front 500"), the owner of all right, title and interest in the "Kemper" trademark ("Trademark") and "Kemper" name ("Name"), all derivatives thereof and all goodwill connected with such Trademark and Name, including the rights to manufacture and distribute any and all products bearing the Trademark and Name and all derivatives thereof.

B. Pursuant to the License Agreement, Front 500 granted Cal Pro an exclusive perpetual worldwide license to manufacture, import/export, design, market, promote and distribute Products, namely, (snowboards, related equipment, clothing, accessories and boots) bearing the Trademark or Name.

C. Cal Pro warrants that its License Agreement with Front 500 is in full force and effect and in good standing.

D. Cal Pro now desires to grant Jaysport an exclusive sub-license on all of its rights contained in the License Agreement to Jaysport pursuant to the terms and conditions of this Agreement.

E. Both parties accept that this Agreement is based on the agreement entered into in a February 13, 1998 letter from Jay Joffe, President of Jaysport to Barry Hollander, President of Cal Pro.

F. Both parties agree that they are under an obligation to carry out the terms and conditions of this Agreement in good faith.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:


1)       DEFINITIONS.

(a) "Name" shall mean any and all trade names or business names used in association with the manufacture, import/export, design, marketing, promotion and distribution of the Products which can in any manner be constructed as a derivation of the Trademark or otherwise similar to or based upon the Trademark.

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(b)  "Products"  shall  mean  all  snowboards,   related  equipment,   clothing,
accessories (including, without limitation, straps and bindings) and boots sold bearing the Trademark or Name.

(c) "Trademark" shall mean the Kemper trademark and all derivations thereof and any other trademarks which may be hereinafter created or acquired which may in whole or in part use the "Kemper" name, whether or not registered under the laws of any jurisdiction.


2)       EXCLUSIVE SUB-LICENSE.

(a) Cal Pro hereby grants to Jaysport an exclusive sub-license of all of its rights contained in the License Agreement executed between Front 500 and Cal Pro on July 28, 1994, subject only to the prior sublicense granted to United Merchandising Corp. ("Big 5").

(b) Without limitation, Cal Pro sub-licenses to Jaysport the exclusive worldwide right to use the Trademark and Name in connection with the manufacture, import/export, design, marketing, promotion and distribution of the Products.

(c) During the term of this Agreement and any renewals entered into, Cal Pro shall not grant a license and or an assignment to any other individual, person, corporation, partnership or any other entity with respect to the rights contained in the License Agreement without the express written consent of Jaysport.


3)       FRONT 500 LICENSE AGREEMENT.

(a) Cal Pro warrants that the License Agreement that it entered into with Front 500 is in full force and effect and in good standing.


4)       TERM.

The initial term of this Agreement is for a period of two (2) years as of the date hereof.


5)       RENEWAL.

(a) At The end of the initial two (2) year term, Jaysport has a perpetual option to renew this Agreement for additional two (2) year periods thereafter subject to the terms of this Section.

(b) If Jaysport desires to exercise its renewal option, it must provide Cal Pro written notification at least forty-five (45) days prior to the expiration of the initial term or any renewal thereafter.

(c) If written notification is provided to Cal Pro pursuant to Section 4(b), then at least forty-five (45) days before the expiration of the initial term of this Agreement or any renewal thereafter, both

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parties shall enter into good faith  negotiations with respect to a two (2) year renewal of this Agreement.

(d)

         (i) If Jaysport and Cal Pro are unable to achieve and enter into a renewal agreement, notwithstanding the fact that both parties carried out good faith negotiations, Jaysport shall have a right of first refusal with respect to any subsequent agreement that Cal Pro may negotiate with any other third party with respect to the use of Kemper Name and Trademark.

         (ii) With respect to the right of first refusal, Cal Pro shall provide Jaysport with a FINAL written copy of its proposed agreement ("Proposed Agreement") with the third party ("Third Party") and upon receipt of said Proposed Agreement, Jaysport shall have thirty (30) days to decide whether it desires to enter into the Proposed Agreement with Cal Pro.

         (iii) Before the expiration of the thirty (30) day period, Jaysport shall provide written notification to Cal Pro on whether it wants to accept or reject the Proposed Agreement. If Jaysport accepts the Proposed Agreement, a new agreement shall be drafted ("New Agreement") and the name of the Third Party shall be replaced with Jaysport and any other miscellaneous items shall be amended so that the New Agreement is reasonable and makes sense. If Jaysport rejects the Proposed Agreement, Cal Pro shall provide to Jaysport within thirty
(30) days of the rejection of the Proposed Agreement, an executed copy of the Proposed Agreement between Cal Pro and the Third Party.

         (iv) If after the rejection of the Proposed Agreement, Cal Pro or the Third Party amends any term or condition of the Proposed Agreement, Cal Pro acknowledges that Jaysport has a right of first refusal with respect to the amended Proposed Agreement and Cal Pro shall comply with the renewal obligations of Section 4(d)(ii) and 4(d)(iii).

(e) If the initial term of this Agreement or any renewal thereafter expires during the negotiation process between Jaysport and Cal Pro, then this Agreement or any renewal agreement thereafter, shall continue on in full force and effect until Jaysport and Cal Pro execute a new agreement or until a new Proposed Agreement is executed between Cal Pro and Jaysport or between Cal Pro and a Third Party.


6)       TRANSFER AND ASSIGNMENT.

(a) During the term of this Agreement and any renewal thereafter, both parties shall not be permitted, nor have the power, without the express written consent of the other party, to give away, sell, assign, pledge, lease, sub-lease, devise or otherwise transfer, either directly or indirectly, by operation of law or in any other manner, this Agreement or any part thereof.

(b) Any attempted transfer or assignment of this Agreement, except as expressly provided in Section 5(a), shall be null and void and shall constitute a material breach of this Agreement.


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(c) Notwithstanding the foregoing,  it is expressly  acknowledged that a sale of the assets or business of Cal Pro or Jaysport, or a merger in which either party is not the surviving party shall not constitute an event of transfer or assignment pursuant to this paragraph and the successor in interest of either party shall inherit all rights and obligations under this Agreement.


7)       ROYALTY PAYMENTS.

(a) During the initial two (2) year term of this Agreement, Jaysport shall pay Cal Pro a royalty payment of three (3%) of Net Sales for all Products that it sells.

(b) Net Sales is defined as the gross sales of Products less all sale returns, allowances and discounts. Net Sales shall not include any freight, service fees or taxes.

(c) During the initial two (2 ) year term of this Agreement, Jaysport guarantees a minimum royalty payment to Cal Pro of twenty-five thousand dollars ($25,000.00) per annum, with ten thousand ($10,000.00) paid upon the execution hereof and ten thousand dollars ($10,000.00) of the year two royalty to be paid at the beginning of the second year of this Agreement.

(d) Royalty Payments are due thirty (30) days after the end of each calendar quarter. In addition, Jaysport shall provide Cal Pro with a report of all Product Sales for that calendar quarter.

(e) Jaysport agrees to keep at all times complete, accurate and true books and records of all Product sales in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Jaysport further agrees to permit an independent certified public accountant or another independent financial person acceptable to both parties, at Cal Pro's sole expense, to have access for inspection at Jaysport's offices, to the books and records of the Product sales; provided, however, that if such books and records reveal an underpayment of royalties in excess of fifteen percent (15%), Cal Pro shall be entitled to reimbursement of the cost of such inspection.

(f) With respect to any renewal agreement entered into between the parties, royalty payments are subject to good faith negotiations.


8)       MISCELLANEOUS

         (a) Notices. All notices and other communications required or authorized under this Agreement must be given in writing, and will be deemed effective when received by a party by personal delivery, or if sent to a party at the address or facsimile number set forth below such party's signature at the end of this Agreement, then, upon electronic confirmation of receipt by facsimile transmission, or five (5) days after being mailed by registered or certified mail, return receipt requested. Either party may change its address or facsimile number by written notice to the other party as provided herein.


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         (b) Governing Law Severability. This Agreement shall be governed by the laws of the State of California. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in force without being impaired or invalidated in any way.

         (c) Controversy; Attorneys' Fees. All controversies, claims and disputes arising in connection with this Agreement shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing amicable settlement shall be settled finally by arbitration pursuant to the provisions of this Section. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), in Los Angeles, California, subject to the following provisions.

                  (i) Exclusivity. The parties hereby agree that the arbitration procedure provided herein shall be the sole and exclusive method of resolving any and all controversies, claims and disputes hereunder.

                  (ii) Selection of Arbitrators. The arbitration shall begin by one party serving an arbitration demand on the other party, specifying the basis for the demand. The parties then shall have ten (10) days to agree on an arbitrator. If the parties fail to agree within ten (10) days of such failure, the arbitrator shall be selected by the AAA.

                  (iii) Decision of Arbitrator. Within sixty (60) days after the filing of the arbitration demand, the arbitrator shall make a final decision and award according to the facts, the provisions of this Agreement and applicable law. The decision shall set forth facts and reasons upon which the award is based. Judgment upon the arbitration award may be entered in any court of competent jurisdiction in accordance with this Section hereof.

                  (iv) Attorney Fees and Expenses. The parties expressly agree that the prevailing party's costs and expenses of any arbitration and associated legal action, including without limitation fees for attorneys, accountants, consultants and expert witnesses, shall be paid by the losing party.

                  (v) Judicial Action. Legal action for entry of judgment upon any arbitration award or adjudication of any controversy, claim or dispute arising from a breach or alleged breach of this Section may be heard or tried only in the courts of the State of California in the County of Los Angeles, or the Federal District Court in the County of Los Angeles in the State of California. Each of the parties hereby waives any defense of lack of in personam jurisdiction of said courts and agrees that service of process in such action may be made upon each of them by mailing it certified or registered mail to the other party at the address provided for notices herein. Both parties hereby submit to the jurisdiction of the court so designated, to the exclusion of any other courts, which might have had jurisdiction apart from this Section.

         (d) Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each party.


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         (e) Headings; Construction;  Official Version. Section headings are for convenience only and are not a part of this Agreement, nor intended to affect the interpretation of any provision hereof. This Agreement has been fully negotiated between the parties. Each party has had ample opportunity to consult an attorney, and has executed this Agreement without any coercion or duress. No uncertainty or ambiguity in this Agreement will be construed against either party.

         (f) Entire Agreement. This Agreement constitutes the entire agreement between Jaysport and Cal Pro and supersedes all prior and contemporaneous representations, warranties, agreements and undertakings. The terms and provisions of this Agreement may not be waived, altered, modified or amended except in a writing executed by Jaysport and Cal Pro.

         (g) United States Currency. All amounts payable hereunder, and all references herein to dollar amounts, shall be in United States Dollars.

         (h) Counterparts; Facsimile. This Agreement may be executed in several counterparts, which together will constitute one binding Agreement. Facsimile signatures are binding upon receipt, and the parties agree to exchange original signatures within five (5) days of the facsimile transmission.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

         JAYSPORT INTERNATIONAL, INC.
         A CALIFORNIA CORPORATION.



         By:       /s/ Jay Joffe
            -------------------------------------
                  Jay Joffe, President

Address:          24007 Ventura Blvd.
                  Calabasas, California  91302

Telephone:        (818) 591-2686
Facsimile:        (818) 591-0215




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         CALIFORNIA PRO SPORTS, INC.
         A Delaware Corporation




         By:      /s/ Barry Hollander
            -------------------------------------
                  Barry Hollander, Acting President

Address:          1221 B South Batesville Road
                  Greer, South Carolina

Telephone:        (864) 848-5160
Facsimile:        (864) 848-5167


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